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                                                                    EXHIBIT 10.9

                [LETTERHEAD OF EVANS & SUTHERLAND APPEARS HERE]

                               November 17, 1994

Gary E. Meredith
Vice President and Chief Financial Officer
Evans & Sutherland Computer Corporation
600 Komas Drive
Salt Lake City, Utah 84108

Dear Gary:

  As you know, the Board is contemplating a change in the President and Chief Executive Officer of the Company. This circumstance could result in the new President desiring a new Chief Financial Officer, regardless of the quality service you have provided to the Company in the past. After significant consideration, the Board of Directors of the Company has authorized me to extend to you the following offer regarding severance and termination issues. At times in this letter, you are referred to as "Meredith".

  As used in this letter, the following other terms shall have the meanings indicated:

  A. "ACCRUED BENEFITS" shall mean the amount payable not later than ten (10) days following an applicable Termination Date and which shall be equal to the sum of the following amounts:

     1. All salary earned or accrued through the Termination Date;

     2. Reimbursement for any and all monies advanced in connection with Meredith's employment for reasonable and necessary expenses incurred by Meredith through the Termination Date;

     3. Any and all other cash benefits previously earned through the Termination Date and deferred at the election of Meredith or pursuant to any deferred compensation plans then in effect;
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Gary E. Meredith
November 17, 1994
Page 2

     4. The full amount of any stated bonus payable to Meredith in accordance with respect to the year in which termination occurs; and

     5. All other payments and benefits to which Meredith may be entitled under the terms of any benefit plan of the Company.

  B. "BASE SALARY" shall be an amount equal to Meredith's base salary as determined from time to time by the Company's Board, but in no event an amount less than $174,000;

  C. "BOARD" shall mean the Board of Directors of the Company;

  D. "CAUSE" shall mean the engaging by Meredith in fraudulent conduct which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business; the conviction of a felony which the Board determines, in its sole discretion, has a significant adverse impact on the Company in the conduct of the Company's business; the neglect or refusal by Meredith to perform Meredith's duties or responsibilities; or a significant violation by Meredith of the Company's established policies and procedures;

  E. "DISABILITY" shall mean a physical or mental condition whereby Meredith is unable to perform on a full-time basis the customary duties of Meredith under this Agreement;

  F. "TERMINATION DATE" shall mean the date of delivery of the Notice of Termination if Meredith's employment is terminated by the Company for any reason other than death or Disability;

  G. "TERMINATION PAYMENT" shall mean the payment described hereinafter.

  There are several circumstances under which your employment with the Company might terminate before you turn age 65. This letter covers only that period of time from the date hereof until normal retirement at age 65. If your employment terminates after you reach age 65, you will receive only the normal retirement benefits to which you would otherwise be entitled. With regard to each of the described circumstances, the Board proposes the following severance and termination benefits:

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Gary E. Meredith
November 17, 1994
Page 3

I.   TERMINATION AS A RESULT OF DEATH.

     If Meredith shall die during the term of this Agreement, Meredith's employment shall terminate on Meredith's date of death and Meredith's surviving spouse, or Meredith's estate if Meredith dies without a surviving spouse, shall be entitled to Meredith's Accrued Benefits as of the Termination Date, but shall not be entitled to any Termination Payment.

II.  TERMINATION FOR DISABILITY.

     If, as a result of Meredith's Disability, Meredith's employment is terminated, Meredith shall be entitled to receive his Accrued Benefits and such other (if any) benefits set forth in the Company's policies and practices, but shall not be entitled to any Termination Payment.

III. TERMINATION FOR CAUSE.

     If Meredith's employment with the Company is terminated by the Company for Cause, Meredith shall be entitled to receive Meredith's Accrued Benefits as of the Termination Date, but shall not be entitled to any Termination Payment.

IV.  OTHER TERMINATION BY COMPANY.

     If, prior to Meredith's 65th birthday, Meredith's employment with the Company is terminated by the Company other than by reason of death, Disability or Cause, Meredith (or in the event of Meredith's death following the Termination Date, Meredith's surviving spouse or Meredith's estate if Meredith dies without a surviving spouse) shall receive the applicable Termination Payment and other benefits described below.

V.   VOLUNTARY TERMINATION BY MEREDITH.

     Meredith shall have the right at any time to terminate his employment with the Company according to the Company's normal policies and procedures. In the case of Meredith's voluntary termination, Meredith shall receive Meredith's Accrued Benefits as of the Termination Date and, unless otherwise agreed in writing, shall not be entitled to any Termination Payment.
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Gary E. Meredith
November 17, 1994
Page 4

VI.   TERMINATION PAYMENT.

      A. If Meredith's employment is terminated by the Company for any reason other than death, Disability or Cause, the Termination Payment payable to Meredith shall be equal to one and a half times the then current year's Base Salary, plus the amount, if any, of the prior year's bonus. In addition, the Company will pay the medical insurance premiums under the Company's regular insurance plan for continuation coverage and, after the expiration of continuation coverage, under the conversion policy provided under the medical plan. The Company will also pay a single sum cash payment for Company defined benefit pension plan service lost due to early termination. The single sum is calculated as the difference, if any, of the amount set forth in paragraph A (1) of this Section 6 less the amount set forth in paragraph A (2) of this Section 9.

        1. The present value at the Termination Date of the benefit at normal retirement age (age 65) assuming compensation exceeds the 401(a)(17) compensation limit.

        2. The present value at the Termination Date of the benefit earned through the Termination Date but assuming early retirement age is one year older than the actual age on the Termination Date.

      B. Except for the medical insurance premium payments set forth in paragraph 6 (A) hereof, the Termination Payment shall be payable in a lump sum not later than thirty (30) days following Meredith's Termination Date.

VII.  TERMINATION NOTICE.

      Any termination by the Company or Meredith of Meredith's employment during the Employment Period shall be communicated by written Notice of Termination to Meredith if such Notice of Termination is delivered by the Company and to the Company if such Notice of Termination is delivered by Meredith.

VIII. WITHHOLDING.

      The Company shall be entitled to withhold from amounts to be paid to Meredith under this Agreement any federal, state or local withholding or other taxes or charges which
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Gary E. Meredith
November 17, 1994
Page 5

it is from time to time required to withhold in connection with this Agreement or in connection with any plan or arrangement in which Meredith is a participant. Meredith shall also be required to pay to the Company such amount of cash as shall be necessary to satisfy such withholding or other taxes or charges to the extent that the amounts to be paid to Meredith under this Agreement are insufficient therefor. The Company shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

  Gary, the Board is very appreciative of the contributions you have made to the Company over the years. We look forward to a long and continued association with you. Assuming that these terms are acceptable to you, please sign where indicated below, keeping the duplicate original for your files and returning one original to me.

                             Sincerely,

                             EVANS & SUTHERLAND COMPUTER CORPORATION


                             By:  /s/ STEWART CARRELL
                                ---------------------------
                                  Stewart Carrell, Chairman

ACCEPTED AND AGREED TO:

/s/ GARY E. MEREDITH
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    Gary E. Meredith

Date:  December 6, 1994
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